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                                                                    Exhibit 10.5

                                    AGREEMENT

THIS AGREEMENT is made and is effective this January __,1998, by and between UTEK CORPORATION, having offices located at 3214 Polo Place, Plant City, Florida
33567 ("UTEK"), the University of South Florida, acting for and on behalf of the Board of Regents, a public corporation of the State of Florida having offices at 4202 East Fowler Avenue, Tampa, FL 33620 ("USF") and USF Research Foundation, lnc. a University direct-support organization under Florida law and a not-for-profit corporation of the State of Florida, having offices located at 4202 East Fowler Ave, FAO 126, Tampa, FL 33620 ("USFRF").

                                   WITNESSETH

WHEREAS, USF is the owner of intellectual property and technology ("Technology") and, through its Division of Patents & Licensing in the USF Office of Research
("OoR") seeks to have such Technology brought to the marketplace, one goal of which is to generate on-going royalties to enhance USF's research capabilities and reward faculty whose patents are licensed.

WHEREAS, USFRF has been retained by USF to assist USF in meeting its foregoing goal, and to provide other Technology-related and financial management activities.

WHEREAS, UTEK seeks to bring university-based technology to public companies that can rapidly bring new products to the marketplace.

NOW, THEREFORE, in consideration of the premises and mutual convenants herein contained, the parties agree as follows:

Article 1 - Technology Option

1.1        Evaluation: From time to time OoR may request UTEK to review selected
           Technology and to evaluate the potential of such selected Technology for successful commercialization. After such evaluation, if UTEK and OoR agree to have UTEK seek a licensee for or otherwise merchandise a specific Technology, the parties will execute a copy of the option agreement attached hereto as Exhibit A ("Option Agreement"), that will specifically identify the appropriate Technology, field of use and such other term descriptions as may be appropriate, to provide
           UTEK an exclusive, royalty-free right for a specified period to seek a licensee or other commercial opportunity for the Technology. OoR will seek to obtain patent protection, if appropriate in the opinion of OoR, for such optioned Technology.

1.2 License: UTEK will then use its best efforts to find a corporate licensee or otherwise commercialize the Technology at terms acceptable to OoR. If UTEK finds a OoR-acceptable licensee, OoR shall negotiate toward an agreement with such licensee to commercialize the Technology and, if successful, royalties for the Technology will be paid directly by the licensee to USFRF. USF is without obligation to UTEK in connection with the foregoing negotiations and license, and the parties do not intend for UTEK to share in such royalties or otherwise be compensated by USF or USFRF for its activities and the opportunities to review and evaluate Technology. If UTEK is unable to find a OoR-acceptable licensee or corporate partner for the Technology by the end of the specified period, the option shall expire unless extended by mutual agreement of the parties, and all rights to the Technology shall revert back to USF.

Article 2 - Term and Termination

2.1 The term of this Agreement is for a period of three (3) years, commencing on the date above.

2.2 Either party may terminate this Agreement at any time with sixty (60) days written notice.

Article 3 - Confidential Information

3.1 During the term of this Agreement, neither party shall disclose to anyone any confidential information ("Confidential Information") of the other party. Confidential Information for the purposes of this Agreement shall include proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, marketing plans, patent applications, disclosures and new concepts.
           Confidential Information shall not include any information that;

          a) Is disclosed by one party ("Owner") to the other ("Recipient") without restriction.
          b) Becomes publicly available through no act of the Recipient.
          c) Is rightfully received by either party from a third party having no obligation to Owner.


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          d) Is disseminated in publications

3.2.1 UTEK may disclose USF Confidential Information to its customers if necessary for such customers to determine their interest in licensing a specific Technology, provided that UTEK will first cause such customer to execute a USF approved confidentiality and non-disclosure agreement. A copy of this signed agreement will be provided to USF.

Article 4 - Notices

Any notice given pursuant to this Agreement shall be in writing and shall be hand delivered; mailed by certified mail, return receipt requested; or sent by overnight courier service as follows:

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
UTEK Corporation        University of South Florida       USF Research Foundation, Inc.
3214 Polo Place         4202 East Fowler Ave., ADM 25     USF Box 30445
Plant City, Florida     Tampa, FL  33620                  Tampa, FL 33620-3044


Article 5 - Understandings and Amendments

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing, signed by both of the parties. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

Article 6 - Governing Law

This Agreement shall be governed by and be construed in accordance with the laws of the state of Florida.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

UTEK CORPORATION


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By: Clifford M. Gross, Ph.D., CEO

University of South Florida                 USF Research Foundation, Inc.


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By: